Exhibit 10.1
AMENDMENT NO. 2 TO FOURTH AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
This AMENDMENT NO. 2 TO FOURTH AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT is dated as of June 22, 2021 (this “Amendment”), among AMERESCO, INC. (the “Borrower”), THE GUARANTORS PARTY HERETO (the “Guarantors” and collectively with the Borrower, the “Loan Parties”), THE LENDERS PARTY HERETO (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (the “Agent”).
WHEREAS, the Loan Parties, the Lenders, and the Agent are parties to that certain Fourth Amended and Restated Credit and Security Agreement dated as of June 28, 2019, as amended by Amendment No. 1 to Fourth Amended and Restated Credit and Security Agreement dated as of March 31, 2020, among the Borrower, the Guarantors, the Lenders, and the Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Loan Parties, the Agent and the Lenders wish to increase the Revolving Credit Commitment of the Lenders and make certain changes to the Credit Agreement, and accordingly revise certain provisions of the Credit Agreement, as described herein;
NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties agree that the Credit Agreement is hereby amended as follows:
1.Capitalized Terms. Except as otherwise expressly defined herein, all capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.
2.Amendment to Credit Agreement.
(a)Section 1.01 of the Credit Agreement is hereby amended to delete the definitions of “Alternative Currency Equivalent,” “Ameresco Huntington Beach,” “Eurocurrency Rate,” “Funding Subsidiaries,” “Interest Payment Date,” “Material Indebtedness,” “Non-Core Energy Project,” “Non-Core Energy Project Guaranty,” “Non-Core Energy Subsidiary,” “Restricted Junior Payment” and “Special Purpose Subsidiaries” in their entirety and replace them with the following new definitions of such terms:
“Alternative Currency Equivalent” means, at any time, with respect to any denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Agent or the L/C Issuer, as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Eurocurrency Rate” means:
(a)    (x) with respect to any Credit Extension denominated in Sterling (or any other Alternative Currency that bears interest at a daily rate), the applicable Alternative Currency Daily

Rate and (y) for any Interest Period, with respect to any Credit Extension denominated in Dollars or any Alternative Currency other than Sterling;
i.    denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person responsible for the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;
ii.    denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and
iii. denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date with a term equivalent to such Interest Period; and
(b)    for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved pursuant to Section 3.03, the approved rate shall be applied in a manner consistent with market practice; provided, further that, to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent, and (ii) if the Eurocurrency Rate shall be less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for purposes of this Agreement.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or Alternative Currency Daily Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, Swing Line Loan or Alternative Currency Daily Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Facility for purposes of this definition); and (c) upon the earlier acceleration of the Loans pursuant to Section 10.02.

“Material Indebtedness” means Indebtedness (other than the Loans or Letters of Credit), including, without limitation, obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
“Non-Core Energy Project” means (i) any Renewable Energy Project and (ii) any other energy or other utility infrastructure project other than an Energy Conservation Project.
“Non-Core Energy Project Guaranty” means in connection with any Non-Core Energy Project, (a) any Guarantee (other than a Construction Completion and Cost Overrun Guaranty) by the Borrower or a Foreign Subsidiary of the obligations of the Non-Core Energy Subsidiary in connection with such Non-Core Energy Project and (b) any indemnification by or from the Borrower or a Foreign Subsidiary of the Non-Core Energy Subsidiary’s customer or the owner of property used for such Non-Core Energy Project or of a third party purchaser of gas or energy and related products (including tax and environmental credits and heating and cooling) produced from such Non-Core Energy Project and any indemnification in connection with the tax equity financing (including sale leaseback financing) of such Non-Core Energy Project; provided, however, that no Non-Core Energy Project Guaranty shall guarantee the Indebtedness of any Person (or in the case of any sale leaseback financing of such Non-Core Energy Project, any basic rent).
”Non-Core Energy Subsidiary” means (i) any Renewable Energy Subsidiary and (ii) any other direct or indirect subsidiary of the Borrower formed for the purpose of financing, constructing or operating any Non-Core Energy Project.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interest in, any Loan Party or any Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interest in, any Loan Party or any Subsidiary now or hereafter outstanding by such Loan Party or Subsidiary, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest in, any Loan Party or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliates of any Loan Party or any Subsidiary in respect of management, consulting or other similar services provided to any Loan Party or any Subsidiary..
“Special Purpose Subsidiaries” means the Hawaii Joint Venture and the Non-Core Energy Subsidiaries.
(b)    Section 1.01 of the Credit Agreement is hereby further amended to insert the following new definitions in alphabetical order:

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:
(a)    denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and
(b)    denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the relevant Lenders pursuant to Section 1.11(a) plus the adjustment (if any) determined by the Agent and the relevant Lenders pursuant to Section 1.11(a);
provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the Alternative Currency Daily Rate.”
“Amendment No. 2” means Amendment No. 2 to Fourth Amended and Restated Credit Agreement dated as of June 22, 2021, among the Borrower, the Guarantors, the Lenders and the Agent.
“Amendment No. 2 Effective Time” means the first Business Day on which each of the conditions of the effectiveness of Amendment No. 2 pursuant to Section 6 thereof has been satisfied.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means:
(1)    For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Agent:
(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or

(b)    the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);
provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Agent determines that Term SOFR has become available and is administratively feasible for the Agent in its sole discretion, and the Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and
(2)    For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
“Early Opt-in Election” means the occurrence of:
(1)    a determination by the Agent, or a notification by the Borrower to the Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(2)    the joint election by the Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Agent of written notice of such election to the Lenders.
“Mentoring Joint Venture” means a Person formed by a Loan Party, or in which a Loan Party acquires an Equity Interest, and in which a Loan Party serves as a mentor to a small, or disadvantaged business in the United States Small Business Administration’s Mentor-Protege Program.
“Other Rate Early Opt-in” means the Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR Early Opt-in” means the Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided that if such day is not a Business Day, then SONIA means such rate published on the Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.1193%.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
(c)    Section 2.08(c) of the Credit Agreement is hereby amended by deleting clause (iv) in its entirety (and without affecting the final sentence of Section 2.08(c)) and replacing clause (iv) with the following:
(iv)    Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
(d)    Section 3.03 of the Credit Agreement is hereby amended to delete paragraphs (c), (d), (e), (f) and (g) in their entirety and replace them with the following new paragraph (c):
(c)     Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)     On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S. dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023, and (C) the Early Opt-in

Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)    (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Agent determines that neither of such alternative rates is available.
(y)    On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iv)     In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)    The Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark

Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).
(vi)    At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(e)    The final paragraph of Section 5.01 of the Credit Agreement is hereby amended to delete the introductory clause and clause (A) thereof, and replace such text in its entirety with the following:
The term “Collateral” shall in no event include: (A) the tangible and intangible property and assets of the Special Guarantors or a pledge of the Equity Interests of any Mentoring Joint Venture, Ameresco CT or Ameresco Evansville,
(f)     Paragraph (a) of Section 7.14 of the Credit Agreement is hereby amended to delete the reference to “$5,000,000” in the fourth line and replace it with “$10,000,000.”
(g)    Paragraph 9.01 of the Credit Agreement is hereby amended as follows:
(i)     The references to “$5,000,000” in the fourth line of paragraph (d) and the second line of paragraph (h) are hereby deleted and replaced with “$10,000,000”; and
(ii)    The reference to “$500,000,000 in the last line of paragraph (g) is hereby deleted and replaced with “$600,000,000.”
(h)    Paragraph (j) of Section 9.02 of the Credit Agreement is hereby deleted in its entirety and replaced with the following new paragraph (j):
(j)    Liens on Equity Interests of any Special Purpose Subsidiary (other than the Hawaii Joint Venture) held by any Loan Party or Foreign Subsidiary; provided that such Liens do not encumber any other property or assets of any such Loan Parties or Foreign Subsidiaries; and
(i)    Section 9.03 of the Credit Agreement is here by amended as follows:
i.Paragraph (g) of such Section 9.03 is hereby amended to insert “and Mentoring Joint Ventures” after “Foreign Subsidiaries” in the first line and “or Mentoring Joint Venture” after “Foreign Subsidiary” in the second line;
ii.Paragraph (h) of such Section 9.03 is hereby amended by deleting the introductory of paragraph (h) and clause (h)(i) in their entirety and replacing them with the following new text:

(h)    any Non-Core Energy Project Guaranty delivered by the Borrower or any Foreign Subsidiary in connection with a Non-Core Energy Project, provided, however, that:
(i)    one or more of the Core Domestic Ameresco Companies or Non-Core Energy Subsidiaries (or one or more of the Core Ameresco Companies in the case of a Non-Core Energy Project outside the United States of America) shall control the operation and maintenance of the Non-Core Energy Project during the term of the renewable energy purchase or infrastructure agreement with respect to such Non-Core Energy Project; and
iii.Paragraph (j) of such Section 9.03 is hereby amended by deleting in their entirety the final words “under paragraph 3.03(c)(i) of this Section 9.03; and” at the end of paragraph (j) and replacing them with “under paragraph (i) of this Section 9.03;”, and
iv.Paragraph (k) of such Section 9.03 is deleted in its entirety and new paragraphs (k) and (l) are inserted immediately after paragraph (j) as follows:
(k)    Guarantees by a Foreign Subsidiary that is a Non-Core Energy Subsidiary or by a Foreign Subsidiary for which the sole recourse is a Lien permitted by Section 9.02(j); and
(l)    Guarantees of Indebtedness of Mentoring Joint Ventures, provided that such Indebtedness would have been permitted by Section 9.01(g) if it were Indebtedness of a Loan Party.
(j)    Section 9.04 of the Credit Agreement is hereby amended as follows:
i.Paragraph (c) of such Section 9.04 is amended to delete subparagraph (viii) thereof in its entirety and replace it with the following:
(viii) -- any Loan Party may sell, transfer or otherwise dispose of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment, (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement equipment, or (iii) such equipment was acquired by, and transferred or sold in the ordinary course of business by such Loan Party, to satisfy its obligations under any construction, operation or similar contract entered into with any third party or Non-Core Energy Subsidiary;
ii.Paragraph (c) of such Section 9.04 is amended to delete “and” at the end of subparagraph (xiii), add “; and” to the end of subparagraph (xiv) and insert new subparagraph (xv) immediately after subparagraph (xiv) as follows:
(xv)    Any Loan Party may acquire Equity Interests in, or form, a Mentoring Joint Venture.
iii.Paragraph (d) of such Section 9.04 is amended to delete subparagraph (ii) thereof in its entirety and replace it with the following:

(ii)    both immediately prior to and after giving effect to such Permitted Acquisition on a Pro Forma Basis, incorporating such pro-forma assumptions as are satisfactory to the Agent in its reasonable discretion, (A) the Loan Parties shall be in compliance with the financial covenant set forth in Section 9.10(b) hereof, and (B) the Core Leverage Ratio shall not exceed 3.00 to 1.00;
(k)    Paragraph (a)(vi) of Section 9.05 of the Credit Agreement is hereby amended to insert “or Mentoring Joint Ventures” after “Non-Core Energy Subsidiaries” in the first line thereof.
(l)    Paragraph (e) of Section 9.06 of the Credit Agreement is redesignated as paragraph (f), and paragraph (d) of Section 9.06 of the Credit Agreement is hereby deleted in its entirety and replaced with the following new paragraphs (d) and (e):
(d)    the Borrower may make repurchases of its Equity Interests in an aggregate amount under this paragraph (d) up to $15,000,000 after the Effective Time so long as immediately before and immediately after such repurchase on a Pro Forma Basis, incorporating such pro-forma assumptions as are satisfactory to the Agent in its reasonable discretion, (i) no Default or Event of Default shall have occurred and be continuing, and (ii)(A) the Loan Parties shall be in compliance with the financial covenant set forth in Section 9.10(b), and (B) the Core Leverage Ratio shall not exceed 3.00 to 1.00;
(e)    any Subsidiary of the Borrower may redeem, retire, purchase or otherwise acquire an Equity Interest of such Subsidiary with the proceeds of an Investment in such Subsidiary that is permitted by Section 9.05; and
(m)    Clauses (vi) and (vii) of the proviso in Section 9.08 of the Credit Agreement are hereby amended to change the references to “clause 9.08” at the beginning of each of such clauses (vi) and (vii) to read “clause (a).”
(n)    Section 9.10(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following new Section 9.10(a):
(a)    Total Funded Debt to EBITDA Ratio. The Loan Parties shall not permit the Core Leverage Ratio as of the end of each fiscal quarter to exceed 3.50 to 1.00.
(o)    Paragraph (j) of Section 10.01 is hereby amended to delete the reference to “$5,000,000” in the first line and to replace it with “$10,000,000.”
(p)    Article 11 of the Credit Agreement is hereby amended to insert the following new Section 11.13 immediately following Section 11.12, to read as follows:
11.13        Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender or the L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Credit Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
(q)    Schedule 2.01 of the Credit Agreement is hereby amended to delete the table of Revolving Credit Commitment in its entirety and to replace it with the following:

Lender	Commitment	Applicable percentage
Bank of America, N.A.	$97,200,000.00	54.000000000%
Truist Bank, as successor by merger to SunTrust Bank	$45,000,000.00	25.000000000%
Webster Bank, N.A.	$37,800,000.00	21.000000000%
Total Revolving Credit Commitments:	$180,000,000.00	100%
(r)    Schedule 9.07 of the Credit Agreement is amended to add the following sentence as a new paragraph after the existing text thereof:
The Core Ameresco Companies provide Mentoring Joint Ventures with energy audits, design and construction services, engineering, operations & maintenance, project finance, measurement and verification, asset management, billing, insurance and other administrative services.
(s)    Schedule 1 of Exhibit D to the Credit Agreement is hereby amended to reflect the minimum required Core Leverage Ratio of 3.50 to 1.00.
3.Confirmation of Guaranty by Guarantors. Each Guarantor hereby confirms and agrees that all indebtedness, obligations or liability of the Borrower under the Credit Agreement as amended hereby, whether any such indebtedness, obligations and liabilities are now existing or hereafter arising, due or to become due, absolute or contingent, or direct or indirect, constitute “Guaranteed Obligations” under and as defined in the Credit Agreement and, subject to the limitation set forth in Section 4.01 of the Credit Agreement, are guaranteed by and entitled to the benefits of the Guaranty set forth in Article 4 of the Credit Agreement. Each Guarantor hereby ratifies and confirms the terms and provisions of such Guarantor’s Guaranty and agrees that all of such terms and provisions remain in full force and effect.
4.Confirmation of Security Interests. Each Loan Party (other than the Special Guarantors) hereby confirms and agrees that all indebtedness, obligations and liabilities of the Loan Parties under the Credit Agreement as amended hereby, whether any such indebtedness, obligations and liabilities are now existing or hereafter arising, due or to become due, absolute or contingent, or direct or indirect, constitute “Secured Obligations” under and as defined in the Credit Agreement and are secured by the Collateral and entitled to the benefits of the grant of security interests pursuant to Article 5 of the Credit Agreement. The Loan Parties (other than the Special Guarantors) hereby ratify and confirm the terms and provisions of Article 5 of the Credit Agreement and agree that, after giving effect to this Amendment, all of such terms and provisions remain in full force and effect.

5.No Default; Representations and Warranties, etc. The Loan Parties hereby confirm that, after giving effect to this Amendment, (i) the representations and warranties of the Loan Parties contained in Article 7 of the Credit Agreement and the other Loan Documents (A) that contain a materiality qualification are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date), and (B) that do not contain a materiality qualification are true and correct in all material respects on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date), and (ii) no Default or Event of Default shall have occurred and be continuing. Each Loan Party hereby further represents and warrants that (a) the execution, delivery and performance by such Loan Party of this Amendment (i) have been duly authorized by all necessary action on the part of such Loan Party, (ii) will not violate any applicable law or regulation or the organizational documents of such Loan Party, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on such Loan Party or any of its assets that will have a Material Adverse Effect, and (iv) do not require any consent, waiver, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or any Person (other than the Agent and the Lenders) which has not been made or obtained; and (b) it has duly executed and delivered this Amendment.
6.Conditions to Effectiveness. This Amendment shall become effective upon the receipt by the Agent of all of the following:
(a)    counterparts of this Amendment duly executed by each of the parties hereto or written evidence reasonably satisfactory to the Agent that each of the parties hereto has signed a counterpart of this Amendment;
(b)    duly completed and executed replacement Revolving Notes for the account of each Revolving Lender requesting the same, to be delivered to such Lender, where applicable, in exchange for such Lender’s existing Revolving Note;
(c)    such documents and certificates as the Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Loan Parties, this Amendment or the other Loan Documents, all in form and substance reasonably satisfactory to the Agent and Special Counsel;
(d)    evidence satisfactory to the Agent and its Special Counsel that the Loan Parties (other than the Special Guarantors) shall have taken or caused to be taken (or authorized the Agent to take or cause to be taken) all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments and made or caused to be made all such filings and recordings (other than filings or recordings to be made by the Agent on or after the Amendment No. 2 Effective Time) that may be necessary or, in the opinion of the Agent, desirable in order to create in favor of the Agent, for the benefit of the Lenders, valid and (upon such filing and recording) perfected First Priority security interests in the entire personal and mixed property Collateral;
(e)    a certificate, dated the Amendment No. 2 Effective Time and signed by a Responsible Officer, confirming compliance with the conditions set forth in the first sentence of Section 5 of this Amendment at the Amendment No. 2 Effective Time;
(f)    favorable written opinions (addressed to the Agent and dated the Amendment No. 2 Effective Time) of (i) Morgan, Lewis & Bockius LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Agent and Special Counsel and covering such matters relating to the Loan Parties, this Amendment, the other Loan Documents or the transactions contemplated hereby as the Agent shall reasonably request and (ii) local counsel to the Loan Parties in the following jurisdictions: Arizona, North Carolina, Nevada, Kentucky, and Tennessee; and
(g)    payment by the Borrower to the Agent for the benefit of the Agent and the Lenders of the amounts provided in a fee letter dated May 20, 2021, between the Borrower and the Agent.
7.Miscellaneous.
(a)    Except to the extent specifically amended hereby, the Credit Agreement, the Loan Documents and all related documents shall remain in full force and effect. This Amendment shall constitute a Loan Document. Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.
(b)    This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.
(c)    This Amendment shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(d)    The Loan Parties agree to pay all reasonable expenses, including legal fees and disbursements, incurred by the Agent in connection with this Amendment and the transactions contemplated hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, which shall be deemed to be a sealed instrument as of the date first above written.

BORROWER

AMERESCO, INC.
By: /s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Chief Financial Officer

GUARANTORS

AMERESCO ENERTECH, INC.
AMERESCO FEDERAL SOLUTIONS, INC.
AMERESCO PLANERGY HOUSING, INC.
AMERESCO SELECT, INC.
AMERESCOSOLUTIONS, INC.
APPLIED ENERGY GROUP INC.
SIERRA ENERGY COMPANY
By: /s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Treasurer
AMERESCO SOUTHWEST, INC.

By: /s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Treasurer
E.THREE CUSTOM ENERGY SOLUTIONS, LLC,
By: Sierra Energy Company, its sole member

By: /s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Treasurer
Amendment No. 2 to Fourth Amended and Restated Ameresco Credit and Security Agreement]

AMERESCO ASSET SUSTAINABILITY GROUP LLC
AMERESCO CT LLC
AMERESCO DELAWARE ENERGY LLC
AMERESCO EVANSVILLE LLC
AMERESCO HAWAII LLC
AMERESCO INTELLIGENT SYSTEMS, LLC
AMERESCO LFG HOLDINGS LLC
AMERESCO NAVY YARD PEAKER LLC
AMERESCO PALMETTO LLC
AMERESCO SOLAR LLC
AMERESCO SOLAR NEWBURYPORT LLC
AMERESCO STAFFORD LLC
SELDERA LLC
SOLUTIONS HOLDINGS, LLC

By: Ameresco, Inc., its sole member

By: /s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Chief Financial Officer
AMERESCO SOLAR – PRODUCTS LLC
AMERESCO SOLAR – SOLUTIONS LLC
AMERESCO SOLAR – TECHNOLOGIES LLC
By: Ameresco Solar LLC, its sole member
By: Ameresco, Inc., its sole member

By: /s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Chief Financial Officer

Amendment No. 2 to Fourth Amended and Restated Ameresco Credit and Security Agreement]

AGENT:

BANK OF AMERICA, N.A.

By: /s/ Henry C. Pennell
    Name: Henry C. Pennell
    Title: Vice President

LENDERS:

BANK OF AMERICA, N.A.

By: /s/ John F. Lynch
    Name: John F. Lynch
    Title: Senior Vice President

Amendment No. 2 to Fourth Amended and Restated Ameresco Credit and Security Agreement]

TRUIST BANK, as successor by merger to SUNTRUST BANK

By: /s/ Katherine Bass
    Name: Katherine Bass
    Title: Director

Amendment No. 2 to Fourth Amended and Restated Ameresco Credit and Security Agreement]

WEBSTER BANK, N.A.

By: /s/ Samuel Pepe
    Name: Samuel Pepe
    Title: Vice President

Amendment No. 2 to Fourth Amended and Restated Ameresco Credit and Security Agreement]